Exhibit 3.4
                         CERTIFICATE OF AMENDMENT OF

                         CERTIFICATE OF INCORPORATION

                                      OF

                           RAPID LINK, INCORPORATED

      Dial-Thru International, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

      DOES HEREBY CERTIFY:

      FIRST: That at a meeting of the Board of Directors of Dial-Thru International Corporation resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

      RESOLVED, That the Certificate of Incorporation of this corporation be amended by changing the First Article so that, as amended said Article shall read as follows:

      "The name of this corporation shall be "Rapid Link, Incorporated.""

      FURTHER RESOLVED, That the Certificate of Incorporation of this corporation be amended by changing the first paragraph of the Sixth Article thereof so that, as amended said Article shall be and read as follows:

      "The aggregate number of shares of all classes of stock which the corporation shall have authority to issue is One Hundred and Eighty-Five Million (185,000,000) shares consisting of (A) One Hundred and Seventy-Five Million (175,000,000) shares of common stock, par value $0.001 per share (the "Common Stock"), and (B) Ten Million (10,000,000) shares of preferred stock, par value $0.0001 per share (the "Preferred Stock")."

      SECOND: That thereafter, pursuant to resolutions of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

      THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, said Dial-Thru International Corporation has caused this certificate to be signed by John Jenkins, its Chief Executive Officer, this 28th day of October 2005.

                                    /s/ John Jenkins
                                    ___________________
                                    John Jenkins
                                    Chief Executive Officer